Exhibit 10.8

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (collectively with its Exhibits, this “Agreement”) is made between ROBERT P. JORDHEIM (“Employee”) and TREACE MEDICAL CONCEPTS, INC., and its affiliates, subsidiaries, parent, predecessors, successors and assigns (collectively and individually, “Company”).

A.    REASONS FOR AGREEMENT

1.    Employee is being separated from employment with the Company as of July 31, 2020 (the “Separation Date”).

2.    For the consideration from Employee specified below, Company has agreed to provide Employee with certain benefits which Employee would not otherwise be entitled to receive. Employee acknowledges and agrees that this Agreement is supported by good and valuable consideration.

B.    AGREEMENT

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1.    Special Severance Package. In consideration of and subject to Employee’s execution and compliance with this Agreement, including its Exhibits, the Company agrees to provide Employee a “Special Severance Package,” consisting of (1) a payment of $279,822.56 (which is equivalent to 12 months of base salary and 2020 bonus at target pro-rated for Employee’s 7 months of 2020 employment) and (2) COBRA premiums for twelve (12) months of COBRA continuation coverage under the Company’s health benefit plan per Employee’s elections in effect at the Separation Date, paid by Company directly to the insurer. All amounts payable under this Agreement will be subject to applicable withholdings under applicable federal, state and local tax laws. The payments are subject to being taxed at the supplemental tax rate. Company agrees to pay the sum set forth in clause (1) above in a lump sum promptly after expiration of the seven-day revocation period referenced in Section 4.

2.    Accrued Benefits / No Other Payments. Signing this Agreement will not affect the following (the “Accrued Benefits”): (a) the payment of Employee’s base pay for the period of time since Company’s last payroll date through the Separation Date along with any earned but unused vacation and/or paid time off days; (b) any vested rights Employee may have under any Company-sponsored retirement plan, if any; (c) Employee’s ability to exercise any post-separation conversion rights provided under Company’s insurance and benefits plans, if any, subject to the provisions of Section 8 below; or (d) any general rights to continue certain health and welfare benefits in accordance with COBRA, if applicable, and in each case, subject to applicable withholdings. Employee acknowledges and agrees that Employee has been fully and properly paid by Company for Employee’s work to date, and Employee affirms that Employee has no work-related injuries or occupational diseases. Employee also acknowledges and agrees that, except for the Accrued Benefits and the Special Severance Package, Employee is not entitled to and waives the right to seek any additional payments, benefits or consideration from Company or the parties released below. The Special Severance Package shall be in complete satisfaction of any rights or claims related to Employee’s employment with or separation from Company.

3.    General Release. In consideration for the Special Severance Package, and except as prohibited by law, Employee agrees, for Employee and Employee’s heirs, representatives, successors and assigns, that Employee has been finally and permanently separated from employment with Company as of the Separation Date, and that Employee waives, releases and forever discharges the Company, its attorneys, directors, officers, employees, benefit plans, insurers, successors and agents (the “Releasees”), from any and all claims, known or unknown, that Employee has or may have relating to or arising out of any facts, omissions, contracts, events or actions existing or occurring on or before the Release Date (as defined below) , including but not limited to claims related to Employee’s employment with the Company or the termination thereof, any claims of wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, liability in tort (including without limitation claims for emotional distress), discrimination, harassment, retaliation, violation of public policy, negligence, personal injury, invasion of privacy, or promissory estoppel, any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Florida Civil Rights Act, and any other whistleblower statutes, or any other federal, state or local law including such laws relating to employment, wages, employee benefits or the termination of employment and any claims related to misuse of devices, software or proprietary information, breach of confidentiality obligations, improper controls, product design or manufacturing issues, improper use or sale of unapproved products, or infringement of intellectual property rights. The claims released by Employee in this Agreement, including but not limited to those released in this Section 3 and Section 4, are collectively referred to as the “Released Claims”. Employee further represents that Employee is not aware of any facts giving rise to claims against the Company under the Fair Labor Standards Act, any analogous state law, or any other law. For the avoidance of doubt, Employee is not waiving the right to receive the Accrued Benefits (except as expressly set forth in Section 8 below) and any rights to indemnification under the Company’s Certificate of Incorporation or Bylaws or his Indemnification Agreement with the Company dated November 13, 2017. This release excludes any claims or rights that cannot be waived or released by law. The “Release Date” means the last to occur of the following: (i) the Separation Date or (ii) the date that Employee signs this Agreement.

4.    Release of Age Discrimination Claims; Periods for Review and Reconsideration. Employee understands and agrees that this document includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and does not waive rights or claims that may arise after the Release Date. Employee understands Employee has been given a period of at least twenty-one (21) days to review and consider this Agreement and Employee may use as much or all of this 21-day period as Employee wishes before signing, and that Employee has done so. Employee understands that Employee is hereby advised to consult with an attorney prior to executing the Agreement. By signature below, Employee warrants that Employee has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Employee understands that Employee has seven (7) days after the Release Date to revoke it by notice in writing delivered to the Company. This Agreement shall be binding, effective, and enforceable upon the expiration of this seven-day revocation period without such revocation being received, but not before such time. Employee understands and agrees that Special Severance Package contingent upon the execution of this Agreement will not be made prior to the expiration of this seven-day revocation period. Payment of Special Severance Package is conditioned on the execution of this Agreement, and will be made within fourteen (14) days following (i) the expiration of the seven-day revocation period, or (ii) the Separation Date, whichever is later.

5.    Release of Unknown Claims. Employee acknowledges that the Released Claims include claims that Employee does not know or suspect to exist in his favor on the Release Date. Employee, for himself and his heirs, representatives, successors and assigns, hereby expressly waives any and all provisions, rights and benefits conferred under any law of the United States or any state or territory of the United States, or principle of common law, that protects Employee from releasing any claims that Employee does not know or suspect to exist in his favor on the Release Date, which if known by Employee might have materially affected Employee’s determination to enter into this Agreement or to not revoke this Agreement within the permitted period. The Released Claims shall be deemed to be fully, finally and forever settled and released as of the Release Date, without regard to the subsequent discovery or existence of facts relating to the Released Claims in addition to or different from those that Employee believed to be true on the Release Date.

6.    Additional Representations. By executing this Agreement, (a) Employee hereby represents that (i) he has complied with all known Company policies and procedures during the period of his employment and (ii) he has not filed or permitted to be filed with any court, governmental or administrative agency, or arbitration tribunal, any Released Claim; (b) Employee hereby waives any right that he may have ever had or may now have to commence a Released Claim against the Releasees; (c) Employee hereby represents that he has not transferred or assigned to any other person any of the Released Claims; (d) he further covenants and agrees not to bring or knowingly participate in any Released Claim or to encourage or permit any of the Released Claims to be filed by any other person or entity on his behalf; and (e) Employee agrees that this waiver and release may be plead as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all of the Released Claims, counterclaims, defenses or other matters capable of being alleged, that are specifically released and discharged by this Agreement, and this Agreement may be used to abate any such action or proceeding.

7.     Affirmation of Important Obligations under Existing Agreements. Employee acknowledges having executed that certain Employee Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement effective November 13, 2017 (the “Confidentiality and Non-Competition Agreement”), which is attached as Exhibit 1 to this Agreement. Employee affirms that Employee has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Employee’s agreement(s) with Company and/or common law. Employee affirms that he has complied and shall continue to comply with Employee’s current and continuing obligations under the Confidentiality and Non-Competition Agreement. If Employee breaches the obligations set forth in this Agreement or the Confidentiality and Non-Competition Agreement, then Employee shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to Employee pursuant to this Agreement (other than the Accrued Benefits).

8.    Agreement on Exercise by Employee of Stock Options. Employee acknowledges that he and the Company are party to several stock option agreements granting Employee the right to purchase shares of the Company’s capital stock upon terms and conditions specified in such agreements. The Stock Option Agreements consist of those listed in Exhibit 2 attached to this Agreement and made an integral part hereof and are referred to collectively as the “Stock Option Agreements.” In consideration of the covenants and agreements set forth in this Agreement, Employee has agreed that he may exercise his rights to purchase shares of the capital stock of the Company only under the Stock Option Agreement dated as of December 19, 2017 for the aggregate purchase of 285,714 shares at an exercise price of $1.40 per share (the “2017 Option Agreement”), and only with respect to up to 214,286 of such shares (the “Purchasable Shares”). Employee agrees and covenants that he shall not exercise his right to purchase any shares of the Company’s capital stock under any Stock Option Agreement other than the Purchasable Shares, and all Stock Option Agreements and all options and other rights hereunder (other than the 2017 Option Agreement with respect to Purchasable Shares) shall be forfeited and shall have no further effect. Employee will continue to comply with all provisions of the 2017 Option Agreement as provided therein, including but not limited to notifying the Company of any disqualifying disposition of any shares acquired pursuant to any incentive stock options. The Company makes no representations or warranties with respect to any options, Stock Option Agreements, stock option plan or shares acquired upon the exercise of options or otherwise, including but not limited to their tax treatment, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any options, shares acquired upon exercise or other aspects thereof.

9.     Agreement Confidentiality. Employee agrees that the terms of this Agreement and the Special Severance Package are confidential, and agrees not to disclose the facts, terms or amount thereof to any person other than Employee’s attorney, income tax preparer or similar professional, or to Employee’s spouse and immediate family. To the extent that Employee discloses this information as allowed by the previous sentence, Employee agrees to instruct such professional, spouse or immediate family member that this information is to be kept confidential.

10.    Confidential Information. In addition to complying with his obligations under the Confidentiality and Non-Competition Agreement, Employee agrees that Employee will not divulge or give anyone any confidential information obtained by Employee during Employee’s employment concerning the Company’s business or affairs, including without limitation information relating to (a) the Company’s policies, practices, human resources matters, or other confidential or proprietary information or trade secrets, (b) the Company’s development, design, manufacturing, use, promotion or sale of medical devices, prototypes, or other products or services, in any stage of development, (c) information, documentation, licenses, software or intellectual property accessible to the Company, (d) training materials and processes, compliance programs, incident reports, and patient records, and (e) the Company’s relationships with actual or potential customers, consulting or other physicians, sales agents or representatives, or the needs, requirements or confidential or privileged information belonging to such customers, except as required by a lawfully issued subpoena and as consistent with applicable legal ethics rules. Employee also agrees not to disclose any information concerning any legal matters in which the Company is involved, except as required by a lawfully issued subpoena and as consistent with applicable legal ethics rules. If Employee receives a subpoena for information or is subject to another legal compulsion requiring disclosure, then Employee will, to the extent permitted by law and practicable under the circumstance, notify the Company before disclosing its confidential information to permit the Company to seek protection from disclosure.

11.    Non-Disparagement and Employment Reference. Employee agrees not to disparage or discuss the Company or any of its services, products, agents or employees in a derogatory manner, whether in writing, verbally, or on any online forum. Upon request directed to the Company’s HR Manager, the Company agrees to provide a neutral employment reference to Employee, prospective employers, or other authorized third parties. In response to such request, the neutral reference will contain only Employee’s dates of employment, salary information, and title/position(s) held with the Company.

12.    Communications with Government Agencies. Nothing in this Agreement precludes Employee from communicating, filing a charge, including a challenge to the validity of this Agreement, or participating in any investigation or proceeding, with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration or the U.S. Securities and Exchange Commission. However, Employee waives the right to receive any damages or other remedies in connection with any such matter to the fullest extent permitted by law.

13.    No Admission. It is understood and agreed that the Company is not admitting any wrongdoing by entering into this Agreement and that nothing in this Agreement shall be construed as an admission of any wrongdoing by the Company. The Company has entered into this Agreement solely for maintaining an amicable and cooperative relationship between Employee and the Company.

14.    No Re-Employment. Employee agrees not to seek re-employment with the Company, and agrees that the Company shall have no obligation to rehire Employee under any circumstances.

15.    Cooperation. Employee agrees to cooperate with the Company in the transition of matters in which Employee was involved which are ongoing and to provide, upon request, needed information or assistance following the Separation Date as reasonably requested by the Company and, in connection with providing transition support, Employee will be considered engaged by the Company to render financial advisory services if and as requested by the Company, and will retain Service Provider status under the 2017 Option Agreement, through December 31, 2020. Without limiting the generality of the foregoing, Employee shall execute all documents and do all acts that Company reasonably requests to fulfill Employee’s obligations under this Agreement or the Confidentiality and Non-Competition Agreement.

16.    Return of Property. Employee affirms that Employee has and/or promptly will return all of Company’s property, documents, passwords, access codes, equipment, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is and/or will be in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not and/or will not be in possession of any of Employee’s property.

17.    Defend Trade Secrets Act Notice. Employee acknowledges that in accordance with the Defend Trade Secrets Act of 2016, he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee also understands that if he files a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he files any document containing the trade secret under seal and does not disclose the trade secret except under a court order.

18.    General Provisions.

(a)    The parties understand and agree that all terms of this Agreement and are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(b)    Employee understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in Employee’s best interest. Employee represents and warrants that, in negotiating and executing this Agreement, Employee has had an adequate opportunity to consult with competent counsel or other representatives of Employee’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

(c)    The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

(d)    The Employee agrees that he is not signing this Agreement in reliance upon any promise, representation or warranty not expressly contained in this Agreement, including its exhibits. Any oral representations regarding this Agreement, including its exhibits, shall have no force or effect. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company unless reduced to writing and signed by a duly authorized official. Each provision of this Agreement is severable from each other provision of this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, the remaining portions of this Agreement will continue to be operative and in full force and effect. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. The Company’s failure or delay in enforcing any provision of this Agreement will not be a waiver of enforcement of that provision or any other provision. All rights and remedies provided for in this Agreement are cumulative, are in addition to any other rights and remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.

(e)    Except as otherwise provided herein or by law, no right or interest of Employee under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective.

(f)     This Agreement and any dispute arising under this Agreement will be governed by Florida law, without regard to any conflict of law principles. Any litigation under this Agreement will be brought by either party exclusively in the federal courts located in Federal District Court, Middle District of Florida, Jacksonville Division and in no other venue. As such, the parties irrevocably consent to the jurisdiction of the courts in Federal District Court, Middle District of Florida, Jacksonville Division for all such disputes and to service of process via nationally recognized overnight carrier, without limiting other service methods available under applicable law, and waive the right to have a trial by jury under or in connection with this Agreement.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL EMPLOYMENT DISPUTES EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES. EMPLOYEE ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED CLAIMS.

IN WITNESS WHEREOF, the undersigned have made, entered into, and executed this Agreement on the dates shown below.

7/31/2020	/s/ Robert P. Jordheim
Date	Employee

TREACE MEDICAL CONCEPTS, INC.

7/31/2020	/s/ Jaime A. Frias

Date	Name: Jaime A. Frias

Title: EVP, General Counsel

Exhibit 1

Employee Confidentiality, Non-Competition,

Non-Solicitation and Inventions Agreement

Exhibit 2

Stock Option Agreements

1.	Stock Option Agreement dated December 19, 2017 for 285,714 shares at an exercise price of $1.40 per share (which is defined in Section 8 as the 2017 Option Agreement).

2.	Stock Option Agreement dated December 19, 2017 for 164,286 shares at an exercise price of $1.40 per share.

3.	Stock Option Agreement dated January 23, 2018 for 8,300 shares at an exercise price of $1.40 per share.

4.	Stock Option Agreement dated January 22, 2019 for 42,500 shares at an exercise price of $2.10 per share.

5.	Stock Option Agreement dated January 21, 2020 for 31,500 shares at an exercise price of $5.38 per share.

For the avoidance of doubt, Employee agrees that he may exercise his rights to purchase shares of the capital stock of the Company only with respect to 214,286 shares under the 2017 Option Agreement (i.e., the Purchasable Shares), and further agrees to not exercise any other right to purchase under any of the above-listed Stock Option Agreements.